UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 13, 2012

Outdoor Channel Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17287	33-0074499
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

43445 Business Park Drive, Suite 103, Temecula, California		92590
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	951.699.6991

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 13, 2012, Roger L. Werner, Jr., the non-executive Co-Chairman of the Board of Directors, established a Rule 10b5-1 Trading Plan, as part of his personal long-term investment strategy for asset diversification and liquidity. Under Rule 10b5-1(c), directors and officers may adopt a prearranged plan or contract for the sale of securities of Outdoor Channel Holdings, Inc. (the "Company") under specified conditions and at specified times. Mr. Werner’s Rule 10b5-1 Trading Plan was adopted during an authorized trading period when Mr. Werner was not in possession of material non-public information regarding the Company or its securities.
Under the terms of Mr. Werner’s Rule 10b5-1 Trading Plan, an authorized third-party broker may commence selling shares of Company common stock on January 1, 2013. The 10b5-1 Trading Plan allows for sales of specified share amounts at specified prices, subject to specified limitations, minimum price thresholds and escalating pricing guidelines. Mr. Werner’s Rule 10b5-1 Trading Plan covers the sale of up to approximately 48,000 shares of Company common stock over a period of 15 months. Mr. Werner’s Rule 10b5-1 Trading Plan is scheduled to terminate no later than March 31, 2014.

Outdoor Channel Holdings, Inc. does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors of Outdoor Channel Holdings, Inc. in the future or to report any modifications or termination of any publicly announced 10b5-1 plans except to the extent required by law.

Transactions under the Rule 10b5-1 Trading Plan will be publicly reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outdoor Channel Holdings, Inc.

June 14, 2012	By:	/s/ Catherine C. Lee

Name: Catherine C. Lee
Title: General Counsel and Corporate Secretary